UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2014

HMS HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-50194	11-3656261
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5615 High Point Drive, Irving, TX	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 453-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2014, the Board of Directors of HMS Holdings Corp. (the “Company”) approved a form of indemnification agreement (the “Agreement”) and authorized the Company to enter into the Agreement with each of its current and future directors and executive officers (each, an “Indemnitee”).  The Agreement provides for indemnification of the Indemnitee, under the circumstances and to the extent provided for therein, against certain expenses and liabilities incurred by or on behalf of the Indemnitee in connection with threatened or actual legal proceedings in which the Indemnitee is involved by reason of being a director or officer of the Company.  The rights provided by the Agreement are in addition to any other rights to indemnification or advancement of expenses to which the Indemnitee may be entitled under the Company’s certificate of incorporation, by-laws, any other agreement, any vote of stockholders or disinterested directors, applicable law or otherwise.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On July 31, 2014, the Company’s Board of Directors approved a Code of Conduct applicable to the Company’s and all of its subsidiaries’ employees, officers, directors, contractors, contingent workers and business affiliates.  The Code of Conduct amends, restates and supersedes each of the Company’s prior Code of Conduct, Code of Conduct for Designated Senior Financial Managers and Code of Ethics. The Code of Conduct is publicly available on the investor relations page of the Company’s website at http://investor.hms.com/governance.cfm.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HMS HOLDINGS CORP.
(Registrant)

Date: August 5, 2014	By:	/s/ Eugene V. DeFelice
	Name:	Eugene V. DeFelice
	Title:	Executive Vice President, General Counsel and Corporate Secretary

3